Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of April 19, 2011, by and among IFMI, LLC (formerly, Cohen Brothers, LLC; the “Company”), a subsidiary of Institutional Financial Markets, Inc. (formerly, Cohen & Company Inc.; “Parent”), Parent, each of which has its principal place of business at 2929 Arch Street, Philadelphia, PA 19104, and Christopher Ricciardi (the “Executive”).

WHEREAS, the parties entered into an Employment Agreement dated February 18, 2010 (“Original Agreement”);

WHEREAS, the parties desire to amend and restate the Original Agreement on the terms set forth in this Agreement;

WHEREAS, the Company wishes to continue to employ the Executive as its President, and the Executive wishes to continue such employment, on the terms set forth below, effective as of the date first written above (“Effective Date”);

WHEREAS, the Executive acknowledges that, in connection with agreeing to the covenants and releases contained herein, he is receiving a bonus payment as of the date hereof and other consideration, including, but not limited to, the consideration provided for in Sections 3.7, 3.9 and 3.10, in addition to the consideration provided for under the Original Agreement, and acknowledges that such consideration is adequate and sufficient.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. At-Will Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment on an at-will basis. (The period during which the Executive is employed hereunder from the Effective Date through the date of termination of employment (in accordance with Section 4.1) being hereinafter referred to as the “Term”).

2. Duties. During the Term, the Executive shall be employed by the Company as its President, reporting directly to the Chief Executive Officer. The Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the board of directors of Parent (the “Board”) or Parent’s Chief Executive Officer.

3. Compensation.

3.1 Base Salary. The Company shall pay the Executive during the Term a salary at a rate of $1,000,000 per annum (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives.

3.2 Performance Bonus. The Compensation Committee of the Board shall have the discretion to grant the Executive bonuses in such amounts and on such terms as it shall determine in its sole discretion, in addition to the bonus under section 3.7.

3.3 Equity Incentive Compensation. The Executive shall be entitled to participate in any equity compensation plan of Parent or the Company in which he is eligible to participate, and may, without limitation, be granted in accordance with any such plan options to purchase units of Company membership interest, shares of Parent’s common stock, shares of restricted stock, and other equity awards in the discretion of the Compensation Committee of the Board.

3.4 Benefits-In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.5 Vacation. The Executive shall be entitled to vacation of no less than 20 business days per year, to be accrued on a pro rata basis.

3.6 Expenses - In General. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements.

3.7 Effective Date Payment. On the Effective Date, the Company shall pay to the Executive $3,000,000 in cash.

3.8 Forfeiture of Restricted Stock. On the date that is 180 days following the Effective Date, the Executive shall, and hereby does, forfeit and release any and all claims he may have to the 360,000 shares of restricted stock that were awarded to Executive effective as of January 27, 2011.

3.9 Additional Payment. Immediately following the forfeiture and release of the claims to the 360,000 shares of restricted stock pursuant to Section 3.8 above, the Company shall pay to Executive an amount equal to the number of shares of restricted stock forfeited multiplied by the average closing price as reported by the NYSE Amex of Parent’s common stock during the 20 trading days prior to such payment; provided that Executive executes a release in the form attached hereto as Exhibit A (the “Release”).

3.10 Legal Expenses. The Company shall pay the reasonable legal fees and expenses, not to exceed $15,000, incurred by Executive in negotiating the terms and conditions contained in this Agreement.

4. Termination of Employment.

4.1 Termination by the Company; Termination by the Executive. In the thirty-day period following the Effective Date, (a) Executive may terminate this Agreement and/or Executive’s employment at any time upon sixty days prior written notice, and (b) the Company may terminate this Agreement and/or Executive’s employment at any time upon thirty days prior written notice. After the thirty-day period following the Effective Date, any of the parties may terminate this Agreement and/or Executive’s employment at any time upon thirty days prior written notice. Upon any such termination, Executive shall be paid by Company only accrued base salary and shall not be entitled to any payment, compensation, severance benefit or other employee benefit from the Company or a Company Affiliate.

4.2 Resignation from the Board of Managers of the Company. Effective as of the last day of the Term, the Executive shall, as provided for in the Release, resign from his position as a manager of the Board of Managers of the Company and from any other position, including, without limitation, as an officer, manager, director or trustee, held with the Company and/or Company Affiliate.

5. Release by Employee.

5.1 General. The Executive agrees to the provisions of this Section 5 in connection with the entering into of an Amended and Restated Employment Agreement and the modification of the terms of his employment with the Company. For and in consideration of the payments and promises contemplated by Sections 3.7, 3.9 and 3.10, the receipt and adequacy of which is hereby acknowledged, the Executive hereby irrevocably and unconditionally releases, waives, and forever discharges any and all of the Claims described in Section 5.2 that he may have against the Released Parties listed in Section 5.4 up through the Effective Date; provided, however, Executive does not release his right to enforce the terms of this Agreement, any rights he may have to vested retirement monies in a retirement plan maintained by the Company and/or Parent, rights relating to the shares of stock of the Parent and the units of the Company listed in Exhibit B or any claims that are not waivable as a matter of law. Employee acknowledges that he will not be entitled to receive and retain the monies and benefits payable under Sections 3.7, 3.9 and 3.10 unless Executive fully complies with all of the terms and conditions of this Agreement.

5.2 Claims Released. Subject only to the specific exceptions noted in Section 5.1 above, the Executive hereby releases and waives all known and unknown claims, promises, causes of action, or similar rights of any type that the Executive may have up through the Effective Date (“Claims”) with respect to any and all of the Released Parties listed in Section 5.4. These include, but are not limited to, any and all Claims that in any way relate to, arise out of or result from: (i) the Executive’s employment with Parent and/or the Company, such as Claims for compensation, salary, bonuses, commissions, lost wages, unvested equity awards, stock options, restricted stock, or unused accrued vacation or paid time off; (ii) the Original Agreement; (iii) any rights Employee may have to severance or other benefits except for such severance or benefits to be paid pursuant to this Agreement; or (iv) any Claims to attorneys’ fees, costs, disbursements, or other indemnities other than those provided for in: (a) this Agreement; (b) under the Director and Officer Liability Insurance of the Company or any Company Affiliate; or (c) under the by-laws or other governing documents of the Company or any Company Affiliate which apply to officers or directors.

The Executive understands and agrees that the Claims he is releasing might arise under many different laws, including but not limited to the following:

Antidiscrimination statutes, as enacted and amended such as Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the federal Equal Pay Act, the Genetic Information Nondiscrimination Act, Sections 1981 through 1988 of Title 42 of the United States Code, Pennsylvania Human Relations Act, Philadelphia Fair Practices Ordinance, New York Executive Law, New York Labor Law, New York City Human Rights Law, New York City Administrative Code, the Pennsylvania Equal Pay Law and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination, harassment and/or retaliation.

Employment statutes, as enacted and amended, such as the WARN Act and the New York State Workers Adjustment and Retraining Notification Act, which require that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Pennsylvania Wage Payment and Collection Law, the New York Labor Law, the New York City Administrative Code, the Pennsylvania Minimum Wage Act of 1968, any other Pennsylvania and New York wage and hour laws, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, relating to employment laws.

Other laws, as enacted and amended, such as federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, physical or personal injury, negligence, emotional distress, pain and suffering, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, and similar or related claims.

The laws referred to in this subsection include statutes, regulations, other administrative guidance, and common law doctrines.

5.3 Unknown Claims. The Executive understands and agrees that he is releasing Claims that he may not know about, and that is his intent. The Executive expressly waives all rights he might have under any law that is intended to prevent unknown claims from being released. The Executive understands and agrees to the significance of doing so.

5.4 Released Parties. The “Released Parties” or “Releasees” are the Company, Parent, and each of their respective direct and/or indirect subsidiaries and affiliates, PrinceRidge Holdings LP, PrinceRidge Partners LLC, and all related companies, divisions, partnerships, joint ventures, predecessors and successors of such entities, and with respect to the Company, Parent and each of the other aforementioned entities, all of their past and present directors, partners, officers, trustees, managers, owners, employees, representatives, assigns, attorneys, agents, insurers, employee benefit plans or programs (and the trustees, administrators, fiduciaries, sponsors and insurers of such plans or programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection.

6. Covenants of the Executive.

6.1 Confidentiality. The Executive acknowledges that (i) the primary businesses of the Company are its asset management business (managing assets through listed and private companies, funds, managed accounts and collateralized debt obligations) and its capital markets business (credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products) (the “Businesses”); (ii) the Company is one of the limited number of persons who have such a business; (iii) the Company’s Businesses are, in part, national and international in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees during and after the period of the Executive’s employment with the Company and its affiliates, the Executive (x) shall keep secret and retain in strictest confidence all proprietary matters relating to the Company’s Businesses and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates and which are proprietary to the Company or any of its affiliates (the “Confidential Company Information”), and (y) shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

6.2 Noncompetition/Client Non-Solicitation.

(a) During the Term which shall end no earlier than the 60th day following the Effective Date (the “Non-Compete Period”), the Executive shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company or any of its affiliates in any country in which the Company or any of its affiliates operates.

(b) During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit, induce, direct or do any act or thing which may interfere with or adversely affect the relationship of any of the Company Affiliates with any person or entity who was a customer or client of such entities or with whom such entities were actively seeking to form a business relationship either at the time of the termination of Executive’s employment or within the six-month period immediately preceding such termination, or otherwise induce or attempt to induce any such person or entity to cease doing business, reduce or otherwise limit its business with any of the Company Affiliates. During the Non-Compete Period, the Company shall provide the Executive with office space, technological assistance and administrative and secretarial services consistent with his former position.

6.3 Employee Nonsolicitation. For a period of seven months from the Effective Date, the Executive shall not, directly or indirectly, (i) solicit, induce, cause or otherwise attempt to solicit, induce or cause, any person (other than employees of FundCore Finance Group, LLC) who is employed or engaged by the Company, Parent or their respective affiliates or subsidiaries (collectively, the “Company Affiliates”) to (A) end his or her employment or engagement with any of the Company Affiliates, (B) accept employment or other engagement with any person or entity other than any of the Company Affiliates, or (C) in any manner interfere with the business and/or employment relationship of the Company Affiliates, or (ii) hire, or advise or recommend to any other person or entity that such entity or person hire, any person who was an employee of or any person who was engaged by any of the Company Affiliates (A) at, for periods prior to the end of the Term, any time during the Term and the six-month period prior to the beginning of the Term, or (B) at, for periods following the end of the Term, the end of the Term or within the six-month period prior to the end of the Term (provided, that this clause (ii) shall not apply to any employee who has been terminated by any of the Company Affiliates). Nothing herein shall prohibit the Executive or any future employer of the Executive from advertising any position through broad-based media.

6.4 Restrictions with Respect to Parent’s Common Stock.

(a) Until the earlier of December 31, 2012 or the termination of the Section 382 Rights Agreement dated as of December 21, 2009 between Parent and Mellon Investor Services LLC (the “Rights Agreement”), Executive shall not, and shall cause Executive’s spouse and The Christopher Ricciardi Irrevocable Retained Annuity Trust U/A/D January 16, 2008 (the “Trust”) to not, directly or indirectly (including, without limitation, through derivative or synthetic transactions), acquire any additional ownership interest (whether pecuniary, beneficial or otherwise) in any shares of Parent’s common stock if, after giving effect to such acquisition, there would occur an “ownership change” under Section 382 of the Internal Revenue Code (the “Code”) and the rules and regulations promulgated thereunder; provided, however, that this Section 6.4(a) shall not apply to issuances by Parent to the Executive of Parent’s common stock. The Executive represents and warrants that, other than as set forth on Exhibit B the Executive does not have an interest in, directly or indirectly (including, without limitation, through derivative or synthetic transactions), any interest (whether pecuniary, beneficial or otherwise) in any equity of Parent or the Company.

(b) Until the earlier of December 31, 2012 or the termination of the Rights Agreement, Executive shall not, and shall cause Executive’s spouse and the Trust to not, directly or indirectly (including, without limitation, through derivative or synthetic transactions), dispose of any interest (whether pecuniary, beneficial or otherwise) in any shares of Parent’s common stock if, after giving effect to such disposition, there would occur an “ownership change” under Section 382 of the Code and the rules and regulations promulgated thereunder.

(c) Until the date that is 15 months following the Effective Date, Executive shall vote, or cause to be voted, all of the shares of the Parent’s voting securities beneficially owned by him in accordance with the recommendations of Parent’s Board of Directors.

6.5 Pursuit of Released Claims. The Executive shall not file any civil complaint or commence any lawsuit in court against any of the Released Parties based on the claims released in this Agreement, and the release of Claims set forth in Section 5 above prevents Executive, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any such Claims.

To the extent that any of the Executive’s Claims are not subject to release or waiver, to the extent permitted by law, the Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company, Parent, or any of the Released Parties is a party.

6.6 Ownership of Claims. The Executive affirms that he has not assigned or transferred any Claims against the Company, Parent or any of the Released Parties, nor has he purported to do so.

6.7 Non-Admission of Liability. The Executive understands and agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by the Company, Parent or any of the Released Parties and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since the Company, Parent and all Released Parties expressly deny liability. The Executive agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that the Released Parties do not believe or admit that any of them has done anything wrong or engaged in any conduct for which any is legally liable to the Executive.

6.8 Non-Disparagement. The Executive shall not, either directly or indirectly, (1) criticize, denigrate, or disparage the Company, Parent, any of the Released Parties, and/or their services, (2) discredit or otherwise engage in any act, not compelled by law, which may tend to bring disparagement, disrepute, ridicule, or scorn upon the Company, Parent and/or any of the Released Parties, or (3) engage in any conduct that disparages, or is intended to disparage, the reputation, good will, or commercial interests of the Company, Parent and/or any of the Released Parties; provided, however, that nothing in this section 6.8 shall prohibit the Executive from taking actions or making truthful communications which are business practices customary among competitors. Nothing in this Agreement is intended to nor shall be interpreted to restrict or otherwise interfere with either the Executive’s obligation to testify truthfully in any forum or the Executive’s right and/or obligation to contact, cooperate with or provide information to any government agency or commission. Company, Parent, Daniel G. Cohen, Joseph W. Pooler, Jr. and Rachael Fink shall not, either directly or indirectly, (1) criticize, denigrate, or disparage the Executive, and/or his services, (2) discredit or otherwise engage in any act, not compelled by law, which may tend to bring disparagement, disrepute, ridicule, or scorn upon the Executive, or (3) engage in any conduct that disparages, or is intended to disparage, the reputation, good will, or commercial interests of the Executive; provided, however, that nothing in this section 6.8 shall prohibit the Company, Parent or any of the Released Parties from taking actions or making truthful communications which are business practices customary among competitors.

6.9 Cooperation in Litigation. From and after the Effective Date, Executive shall cooperate fully with any reasonable request of the Company, Parent and/or the Released Parties to consult with respect to or participate in the preparation for, response to, prosecution and/or defense of any pending, actual or threatened litigation, investigation or other private or governmental proceeding involving the Company, Parent, one or more of the Released Parties, any of their current or former employees, or any of their current or former clients, vendors or investors, including without limitation arbitrations, administrative charges, and responses to subpoenas or civil investigative demands of any type which involve the Executive or which relate to the Company or the Company Affiliates during the period while he was an employee. Such cooperation may include appearing from time to time pursuant to reasonable requests of Company at the offices of Company or Company’s outside counsel, or telephonically, to participate in conferences and interviews; providing testimony in depositions, court proceedings and/or administrative hearings as necessary; and, more generally, providing Company and its counsel with the full benefit of the Executive’s knowledge. The time and place at which Executive shall render such cooperation, but not the duty to render such cooperation, will be subject to the mutual agreement of the persons concerned, with the understanding that Company will use its commercially reasonable efforts not to interfere with Executive’s employment or business pursuits. Company shall reimburse the Executive for all legal fees and other professional fees and expenses and all other reasonable out-of-pocket expenses incurred as a result of such cooperation (not including lost time at work or other lost opportunity), provided that Company approves all such expenses in advance. In the event the Executive receives a request, demand, or inquiry, whether orally, in writing, electronically or otherwise, for information relating to Company, Parent and/or the Released Parties, Executive will notify Company’s General Counsel by telephone and email as soon as possible. In connection with any existing litigation or any future matter contemplated by this paragraph, Executive shall maintain the confidentiality of all information belonging to Company, Parent and/or the Released Parties to which Executive was or becomes privy at any time, including without limitation all attorney-client privileged information and all attorney and/or party work product; provided, however, that nothing in this section 6.10 is intended to nor shall be interpreted to restrict or otherwise interfere with the Executive’s obligation to testify in any forum if so required by law.

6.10 Rights and Remedies upon Breach; Acknowledgment. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8 and 6.9 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8 or 6.9, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. Executive specifically acknowledges that the temporal and geographical limitations hereof, in view of the nature of the

Company’s Business (as defined herein), are reasonable and necessary to protect the Company’s legitimate business interests. The Executive shall, upon contemplation of or following termination of employment with the Company, notify any new or prospective employer of the Restrictive Covenants. The Executive acknowledges that the Company may notify any new or prospective employer of the Executive of the Restrictive Covenants and authorizes the Company to do so.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.11) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Philadelphia, Pennsylvania in accordance with the law of the Commonwealth of Pennsylvania and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i) If to the Company, to:

Cohen & Company Inc.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: General Counsel

(ii) If to the Executive, to:

51 Shellbark Lane

Briarcliff Manor, NY 10510

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Original Agreement, but shall not supersede any right of the Executive or obligation of the Company or any Company Affiliate with respect to any form of equity ownership listed on Exhibit B.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA.

7.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

7.9 Binding Effect; Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives. All Released Parties are intended third party beneficiaries under this Agreement.

7.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.11 Survival. Anything contained in this Agreement to the contrary notwithstanding, all of Section 3, Section 6, the other sections of this Agreement expressly imposing obligations that survive termination, and the other provisions of this Section 7 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.12 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.13 Section 409A.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In the event that any payment made pursuant to Section 3.7 of this Agreement is determined by the Internal Revenue Service (“IRS”) to be in violation of section 409A of the Code, Company shall, within 30 days of such determination, pay to the Executive a supplemental payment equal to any additional tax liability imposed by the IRS under section 409A(b)(5) of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum within 30 days after the date that is 6 months following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after Executive’s death. If any of the cash payments payable pursuant to this

Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%. Any such payments shall be deposited into an irrevocable grantor trust which meets the requirements of Internal Revenue Service Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Company with the approval of the Executive (which approval shall not be unreasonably withheld or delayed), and payment to the Executive under this Agreement shall be adjusted for investment experience of the investments made with the assets of such trust, as determined by the trustee without election by the Executive, which investments shall consist of short-term investment-grade fixed-income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a short period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

7.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.15 Consideration of Release and Other Acknowledgements. The Executive acknowledges that, before signing this Agreement, (a) he has been given a reasonable period within which to consider this Agreement, (b) he carefully read this Agreement and was advised to review it with his attorney and has done so; (c) he fully understood it; (d) it is written in a manner that is understandable to him; and (e) he is entering into it voluntarily. The Executive acknowledges and agrees that he has signed this Agreement in exchange for the benefits he is receiving because he signed this Agreement, and that the benefits he is receiving by signing this Agreement are in addition to anything of value to which he is otherwise entitled.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

IFMI, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chairman and Chief Executive Officer

INSTITUTIONAL FINANCIAL MARKETS, INC.

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chairman and Chief Executive Officer

/s/ Christopher Ricciardi
Christopher Ricciardi

[Signature Page to Christopher Ricciardi Amended and Restated Employment Agreement]

EXHIBIT A

RELEASE

* * * * *

This Release Agreement (“Agreement”) is made this             day of            , 201[1] by and between IFMI, LLC (hereinafter the “COMPANY”), Institutional Financial Markets, Inc. (hereinafter the “PARENT”) and Christopher Ricciardi (hereinafter “EMPLOYEE”) (collectively referred to as the “Parties”)

WHEREAS, EMPLOYEE has agreed to enter into this release pursuant to Section 3.9 of the Amended and Restated Employment Agreement, dated             , 2011, by and among the COMPANY, EMPLOYEE and PARENT, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”).

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and fully intending to be legally bound hereby, EMPLOYEE, the COMPANY and PARENT agree as follows:

Section 1: Payment to EMPLOYEE

The COMPANY shall pay to EMPLOYEE $            , which represents the amount equal to the number of shares of restricted stock forfeited by Employee pursuant to Section 3.8 of Executive’s Employment Agreement multiplied by the average closing price as reported by the NYSE Amex of Parent’s common stock during the 20 trading days prior to the date hereof.

Section 2: Complete Release by EMPLOYEE

(a) In General

For and in consideration of the payments and promises contemplated by Section 1 of this Agreement, the receipt and adequacy of which is hereby acknowledged, EMPLOYEE hereby irrevocably and unconditionally releases, waives, and forever discharges any and all of the Claims described in Section 2(b) that he may have against the Released Parties listed in Section 2(d) up through the date of this Agreement; provided however, EMPLOYEE does not release his right to enforce the terms of this Agreement, any rights he may have to vested retirement monies in a retirement plan maintained by the COMPANY and/or PARENT, rights relating to shares of stock of PARENT and the units of the COMPANY listed on Exhibit B of the Employment Agreement, or any claims that are not waivable as a matter of law. EMPLOYEE acknowledges that he will not be entitled to receive and retain the monies payable under Section 1 unless EMPLOYEE fully complies with all of the terms and conditions of this Agreement.

(b) Claims Released

Subject only to the specific exceptions noted in Section 2(a) above, EMPLOYEE hereby releases and waives all known and unknown claims, promises, causes of action, or similar rights of any type that EMPLOYEE may have up through the date of this

Agreement (“Claims”) with respect to any and all of the Released Parties listed in Section 2(d). These include, but are not limited to, any and all Claims that in any way relate to, arise out of or result from: (i) EMPLOYEE’S employment with the PARENT and the COMPANY, or the termination of that employment, such as Claims for compensation, salary, bonuses, commissions, lost wages, unvested equity awards, stock options, restricted stock, or unused accrued vacation or paid time off; (ii) the Employment Agreement; (iii) any rights EMPLOYEE may have to severance or other benefits except for such severance or benefits to be paid pursuant to this Agreement; or (iv) any Claims to attorneys’ fees, costs, disbursements, or other indemnities, other than those provided for in this Agreement, under the Director and Officer Liability Insurance of the Company or any Company Affiliate or under the by-laws or other governing documents of the Company or any Company Affiliate which apply to officers or directors.

EMPLOYEE understands and agrees that the Claims he is releasing might arise under many different laws, including but not limited to the following:

Antidiscrimination statutes, as enacted and amended such as Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the federal Equal Pay Act, the Genetic Information Nondiscrimination Act, Sections 1981 through 1988 of Title 42 of the United States Code, Pennsylvania Human Relations Act, Philadelphia Fair Practices Ordinance, New York Executive Law, New York Labor Law, New York City Human Rights Law, New York City Administrative Code, the Pennsylvania Equal Pay Law and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination, harassment and/or retaliation.

Employment statutes, as enacted and amended, such as the WARN Act and the New York State Workers Adjustment and Retraining Notification Act, which require that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Pennsylvania Wage Payment and Collection Law, the New York Labor Law, the New York City Administrative Code, the Pennsylvania Minimum Wage Act of 1968, any other Pennsylvania and New York wage and hour laws, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, relating to employment laws.

Other laws, as enacted and amended, such as federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, physical or personal injury, negligence, emotional distress, pain and suffering, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, and similar or related claims.

The laws referred to in this subsection include statutes, regulations, other administrative guidance, and common law doctrines.

(c) Unknown Claims

EMPLOYEE understands and agrees that he is releasing Claims that he may not know about, and that is his intent. EMPLOYEE expressly waives all rights he might have under any law that is intended to prevent unknown claims from being released. EMPLOYEE understands and agrees to the significance of doing so.

(d) Released Parties

The “Released Parties” or “Releasees” are the COMPANY, PARENT, and each of their respective direct and/or indirect subsidiaries and affiliates, PrinceRidge Holdings LP, PrinceRidge Partners LLC, and all related companies, divisions, partnerships, joint ventures, predecessors and successors of such entities, and with respect to the COMPANY, PARENT and each of the other aforementioned entities, all of their past and present directors, partners, officers, trustees, managers, owners, employees, representatives, assigns, attorneys, agents, insurers, employee benefit plans or programs (and the trustees, administrators, fiduciaries, sponsors and insurers of such plans or programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection.

Section 3: EMPLOYEE’s Promises and Representations

(a) Pursuit of Released Claims

EMPLOYEE represents that he will not in the future file any civil complaint or commence any lawsuit in court against any of the Released Parties based on the claims released in this Agreement, and that the release of Claims set forth in Section 2 above prevents EMPLOYEE, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any such Claims.

To the extent that any of EMPLOYEE’s Claims are not subject to release or waiver, to the extent permitted by law, EMPLOYEE waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the COMPANY, PARENT, or any of the Released Parties is a party.

(b) Ownership of Claims

EMPLOYEE affirms that he has not assigned or transferred any Claims against the COMPANY, PARENT or any of the Released Parties, nor has he purported to do so.

(c) Nonadmission of Liability

EMPLOYEE understands and agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by the COMPANY, PARENT or any of the Released Parties and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability since the COMPANY, PARENT and all Released Parties expressly deny liability. EMPLOYEE agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that the Released Parties do not believe or admit that any of them has done anything wrong or engaged in any conduct for which any is legally liable to EMPLOYEE.

(d) Post-Employment Covenants

If applicable as of the date hereof, EMPLOYEE agrees to abide by the confidentiality, noncompetition and nonsolicitation obligations set forth in Sections 6.1, 6.2 and 6.3 of his Employment Agreement, a copy of which is attached hereto. EMPLOYEE acknowledges that all of Section 6 and Sections 7.1, 7.2, 7.7, 7.8 and 7.10 of the Employment Agreement survive its termination and are not modified by this Agreement.

Section 4: Miscellaneous

(a) Entire Agreement

This Agreement and the attachments to this Agreement (including but not limited to the restrictive covenants and related language of the Employment Agreement as referenced in Section 3(d) herein) represent the entire agreement between EMPLOYEE, the COMPANY and PARENT. This Agreement may not be modified or canceled in any manner except by a writing signed by both EMPLOYEE and an authorized official of both the COMPANY and PARENT. EMPLOYEE acknowledges that the COMPANY and PARENT have made no promises, assurances, or representations of any kind to him other than those explicitly contained in this Agreement.

(b) Successors

This Agreement binds EMPLOYEE’s heirs, administrators, representatives, executors, attorneys, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

(c) Severability

Should any clause of this Agreement be found to be in violation of law, or ineffective or barred for any reason whatsoever, the remainder of the Agreement shall be in full force and effect; provided, however, that if any release or waiver of claims set forth in this Agreement is declared to be invalid, illegal or unenforceable in whole in or in part, the

COMPANY and PARENT shall have the right to elect to consider its obligations under this Agreement to be nullified and in such case, any payments or benefits that had been or were to be afforded under this Agreement shall be returned to the COMPANY and PARENT with interest, provided further, however, that this right shall be inapplicable in any matter regarding the ADEA.

(d) Interpretation and Governing Law

This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against EMPLOYEE, the COMPANY, PARENT or any Released Party. This Agreement shall be governed by the statutes and common law of the Commonwealth of Pennsylvania, excluding its choice of law statutes and common law.

(e) Reliance on EMPLOYEE’s Representations and Promises

EMPLOYEE acknowledges that he has made certain material representations and promises as more fully described in Section 3 of this Agreement and on which the COMPANY and PARENT have relied to enter into this Agreement and pay the consideration to EMPLOYEE as set forth in Section 1 of this Agreement. EMPLOYEE acknowledges and agrees that, in the event he does not fully abide by all such representations and promises, then the COMPANY, PARENT, their affiliates, and/or any of the Released Parties may seek: (i) injunctive and equitable relief to enforce such promises; (ii) monetary relief for any and all harm that the COMPANY, PARENT, their affiliates and/or the Released Parties (all of whom are either parties or intended third party beneficiaries of this Agreement) may suffer due to EMPLOYEE’s breach of the obligations under this Agreement; and (iii) all other equitable and legal relief that may be available under the law.

(f) Knowing and Voluntary

EMPLOYEE acknowledges and affirms that he has carefully read the foregoing Agreement, that it is written in a manner that is understandable to him, that he fully understands the meaning and intent of this document, that he has signed the Agreement freely, voluntarily and knowingly, that no one pressured him into signing this Agreement, and that he intends to be bound by the promises contained in this Agreement for the aforesaid consideration.

IN WITNESS WHEREOF and intending to be legally bound, EMPLOYEE, the COMPANY, and PARENT have executed this Agreement on the dates indicated below:

FOR CHRISTOPHER RICCIARDI

, 2011
Christopher Ricciardi	Date

FOR IFMI, LLC

, 2011
BY:	Date

FOR INSTITUTIONAL FINANCIAL MARKETS, INC.

BY:	, 2011
Date

EXHIBIT B

EQUITY OWNERSHIP

	Number of Parent Shares Owned
Person	Common	Series B Voting Non-Convertible Preferred Stock
Employee	1,358,752**	0
Spouse	1,400,169**	0
Any other associate of yours (naming each such associate)	50,400 – IFMI, LLC 64,975 – The Ricciardi Family Foundation (the “Foundation”)	0

**	Includes 1,351,721 shares of common stock held jointly.

Person	Number of Company Units Owned
Employee	208,404
Spouse	44,925
Any other associate of yours (naming each such associate)	15,115 – the Trust